Exhibit 99.1

PRESS RELEASE

Investors/Media:	Contact:
The Ruth Group	Symmetry Medical Inc.
Nick Laudico/Jason Rando	Fred L. Hite
(646) 536-7030/7025	Senior Vice President
nlaudico@theruthgroup.com	Chief Financial Officer
jrando@theruthgroup.com	(574) 371-2218

Symmetry Medical Appoints John Hynes Chief Operating Officer, Europe

WARSAW, Ind., October 17, 2007 — Symmetry Medical Inc. (NYSE: SMA), an independent provider of products to the global orthopedic device industry and other medical markets, announced today the appointment of John Hynes to Chief Operating Officer, Europe effective November 1, 2007.

Mr. Hynes will assume responsibility for Symmetry’s medical implant, instrument and case facilities across Europe including the UK, Ireland, France and Switzerland.  He will also direct the operations of the Company’s two aerospace facilities located in the UK.

Mr. Hynes is a seasoned executive with a twenty year history in operational management, achieving leadership roles in the planning and implementation of major programs designed to deliver strategic business objectives.  Just prior to joining Symmetry, Mr. Hynes was responsible for strategic management of the total Rolls-Royce PLC operational supply chain covering all seven Rolls-Royce manufacturing businesses. Prior to Rolls-Royce, he was head of logistics for Land Rover Group Ltd.

Mr. Hynes graduated with a Masters Degree in Business Administration from Warwick University and attended Fords Lean Manufacturing Academy in Liverpool.

Brian Moore, President and Chief Executive Officer, stated, “We are pleased to appoint John Hynes to lead our European facilities. John is an excellent addition to our European management team.  We believe his strong leadership skills and proven track record in the manufacturing sector will add to our growing strength in the global marketplace. We believe his extensive experience in the delivery of major projects, new product launches, business planning, strategic development and day-to-day operations will make major contributions to our European operations.”

About Symmetry Medical Inc.

Symmetry Medical Inc. is a leading independent provider of implants and related instruments and cases to the orthopedic device industry. The Company also designs, develops and produces these products for companies in other segments of the medical device market, including arthroscopy, dental, laparoscopy, osteobiologic and endoscopy sectors and provides limited specialized products and services to non-healthcare markets, such as the aerospace market.

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Forward-Looking Statements

Statements in the press release regarding Symmetry Medical Inc.’s business, which are not historical facts, may be “forward-looking statements” that involve risks and uncertainties, within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as “may,” “should,” “expect,” “believe,” “estimate,” “intend,” and similar words indicating possible future expectations, events or actions. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations. Certain factors that could cause actual results to differ include: the loss of one or more customers; the development of new products or product innovations by our competitors; product liability; changes in management; changes in conditions effecting the economy, orthopedic device manufacturers or the medical device industry generally; and changes in government regulation of medical devices and third-party reimbursement practices. We refer you to the “Risk Factors” and “Forward Looking Statements” sections in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as the Company’s other filings with the SEC, which are available on the SEC’s Web site at www.sec.gov.